UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2014

CASI PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	0-20713 (Commission File Number)	58-1959440 (IRS Employer Identification No.)

9620 Medical Center Drive, Suite 300

Rockville, Maryland

______________________

(Address of principal executive offices)

20850

____________________

(Zip Code)

(240) 864-2600

_____________________

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the Special Meeting of the stockholders of CASI Pharmaceuticals, Inc. (the “Company”) held on December 11, 2014, the Company’s stockholders considered and approved two proposals, each of which is described in more detail in the Company’s Definitive Proxy Statement dated October 17, 2014. The following is a brief description of each matter voted upon at the Special Meeting, and the final voting results for each matter, including the number of votes cast for or against each matter and the number of abstentions with respect to each matter.

To approve the issuance and sale by the Company of shares of the Company’s common stock to Spectrum Pharmaceuticals, Inc. and/or its affiliate, Spectrum Pharmaceuticals Cayman, L.P. upon the exercise of certain contingent stock purchase rights that could result in (A) Spectrum owning greater than 20% of the Company’s issued and outstanding shares of common stock after such issuance and require approval under Nasdaq Listing Rule 5635(a) or (B) a change of control of the Company that would require approval under Nasdaq Listing Rule 5635(b). The stockholders voted to approve this proposal, as follows:

FOR	13,014,433
AGAINST	180,701
ABSTAIN	2,157,213
BROKER NON-VOTES	0

To approve the conversion of all outstanding shares of the Company’s Series A Preferred Stock, if any, issued to Spectrum upon the exercise of the Contingent Purchase Right into shares of the Company’s Common Stock prior to receiving stockholder approval of Proposal 1. The stockholders voted to approve this proposal, as follows:

FOR	13,015,905
AGAINST	178,602
ABSTAIN	2,157,840
BROKER NON-VOTES	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASI PHARMACEUTICALS, INC.
/s/ Cynthia W. Hu
Cynthia W. Hu
Chief Operating Officer, General Counsel & Secretary

Date: December 12, 2014